SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )


Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                        Colonial Data Technologies Corp.
                (Name of Registrant as Specified In Its Charter)

                    (Name of Person(s) Filing Proxy Statement
                            if other than Registrant)

Payment of Filing Fee (Check the Appropriate Box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i), 14a-6(j)(2) or Item
     22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

     4.   Proposed maximum aggregate value of transaction:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number on the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

     2.   Form, Schedule or Registration Statement No.:

     3.   Filing Party:

     4.   Date Filed:

* Set forth the amount on which the filing fee is calculated and state how it was determined.


                        COLONIAL DATA TECHNOLOGIES CORP.
                            80 Pickett District Road
                         New Milford, Connecticut  06776
                                 (860) 210-3000


                                 PROXY STATEMENT

               For Annual Meeting of Stockholders, April 18, 1996


          The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Colonial Data Technologies Corp., a Delaware corporation (the "Company"), 80 Pickett District Road, New Milford, Connecticut 06776, to be voted at the Annual Meeting of Stockholders to be held on April 18, 1996, at 10:00 a.m. local time at The Ethan Allen Inn, Exit 4, Route I-84, Danbury, Connecticut, or any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding common stock will be necessary to constitute a quorum.

          The Board of Directors does not know of any business to be brought before the Annual Meeting, other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

          Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (i) receipt by the Secretary of the Company of written notice of such revocation; (ii) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (iii) appearance by the stockholder at the meeting and his request for the return of his proxy.

          Only stockholders of record at the close of business on February 29, 1996 are entitled to notice of and to vote at the Annual Meeting. As of February 29, 1996 there were 15,427,484 shares of common stock outstanding, each of which is entitled to one vote. This proxy statement and the attached form of proxy are first being sent or given to stockholders on or about March 14, 1996.

                     OWNERSHIP OF COMMON STOCK BY DIRECTORS,
                EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

          To the best knowledge of the Company, based on information filed with the Securities and Exchange Commission (the "SEC") and the Company's stock records, the following table sets forth the beneficial ownership of the Common Stock par value $.01 per share of the Company ("Common Stock") as of February 29, 1996, by (i) beneficial owners of more than five percent of the Company's Common Stock, (ii) each director and nominee, (iii) each named executive officer, and (iv) all directors and executive officers of the Company as a group.

                                          Shares of Common
                                    Stock Beneficially Owned (1)
                                    ________________________

 Beneficial Owner                   Number of Shares      Percentage
 ________________                   ________________      __________

 Putnam Investments, Inc.                861,900 (2)            5.6%
 One Post Office Square
 Boston, MA  02109

 Robert J. Schock                        829,295 (3)            5.4%
 80 Pickett District Road
 New Milford, CT  06776

 Constantine S. Macricostas               65,590 (4)               *

 Frederick P. Masotta, Jr.               658,284                4.3%

 Walter M. Fiederowicz                   150,916 (5)            1.0%

 Timothy R. Welles                             0                  0%

 William L. Nutter                       128,100 (6)               *

 Daniel V. Cusack                        235,340 (7)            1.5%

 Joseph W. Cline                          16,666 (8)               *

 Directors and executive               2,090,191 (9)           13.5%
 officers as a group (9
 persons)


*    Less than one percent.

(1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of the Company's Common Stock set forth opposite each person's name, subject to the information contained in the footnotes to the table.

(2) As reported in Schedule 13G filed with the SEC, certain Putnam investment managers (together with their clients, parent corporations, Putnam Investments, Inc. and Marsh & McLennen Companies, Inc.) are considered the beneficial owners of 861,900 or 5.6% of shares outstanding, of the Company s Common Stock, which shares were acquired for investment purposes by such investment managers for certain of its advisory clients.

(3) Includes 255,295 shares held by his wife as to which Mr. Schock may be deemed to share voting and investment power. Mr. Schock disclaims beneficial ownership of such shares held by his wife.

(4) Does not include 604,755 shares held by Photronics, Inc., of which Mr. Macricostas is chairman of the board of directors, chief executive officer and a shareholder. Mr. Macricostas disclaims beneficial ownership of such shares.

(5) Includes 150,916 shares held by his wife as to which Mr. Fiederowicz may be deemed to share voting and investment power. Mr. Fiederowicz disclaims beneficial ownership of such shares held by his wife.

(6) Includes 20,000 shares for which Mr. Nutter holds options exercisable within 60 days and 1,500 shares held by his children as to which he may be deemed to share voting and investment power. Mr. Nutter disclaims beneficial ownership of shares held by his children.

(7) Includes 31,500 shares held by his wife as to which Mr. Cusack may be deemed to share voting and investment power. Mr. Cusack disclaims beneficial ownership over such shares held by his wife.

(8) Includes 16,666 shares for which Mr. Cline holds options exercisable within 60 days.

(9) Includes 42,666 shares for which executive officers hold options exercisable within 60 days.


INDEPENDENT PUBLIC ACCOUNTANTS

          The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit Committee of the Board, as independent accountants of the Company and its subsidiary for the 1996 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to answer stockholders' questions.



                              ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

          Number of and Nominees for Directors

          The by-laws of the Company provide that a Board of Directors of such number, not less than three nor more than nine, as fixed by the Board of Directors, shall be elected by the stockholders. The current size of the Board is set at five (5) directors. It is the intention of the persons named as proxies to vote the proxies, unless authority to vote is specifically withheld, to elect as directors the nominees listed below to serve as such until the next annual meeting of stockholders and until their respective successors are chosen and qualified.

          A board of five directors is to be elected at the Annual Meeting. Directors will be elected by a plurality of votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the five nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will not be included in vote totals and will have no effect on the outcome of the vote. The names of, and certain information with respect to, the nominees for election as directors, to serve until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified, are set forth below and were furnished to the Company by the nominees. All of the nominees are currently serving as directors.

          If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

          The following table sets forth the information as to the nominees for election as directors of the Company. There are no family relationships between any directors or executive officers of the Company.

 Name                                 Age   Position with the Company
 ____                                 ___   _________________________

 Robert J. Schock (2)(3)              54    Chairman of the Board,
                                            President, Chief Executive
                                            Officer, Director

 Timothy R. Welles                    36    Executive Vice President,
                                            Chief Operating Officer,
                                            Director

 Walter M. Fiederowicz (3)            49    Director

 Frederick P. Masotta, Jr. (1)(2)     64    Director

 Constantine S. Macricostas (1)       59    Director

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee
(3)  Member of the Executive Committee


          Robert J. Schock has served as Chairman of the Board of Directors since March 7, 1996, as President, Chief Executive Officer and a director of the Company since September 1989 and as President and a director of the Company's principal subsidiary since 1981. From 1977 to 1980, Mr. Schock was director of national operations for ICOT Corporation (a telecommunications equipment manufacturer). From 1966 to 1977, Mr. Schock held a variety of positions with Xerox Corporation, including product manager, regional sales operations manager and regional manager for Microsystems.

          Mr. Welles was elected Executive Vice President and Chief Operating Officer and a director of the Company on March 7, 1996. Prior to joining the Company, Mr. Welles was Senior Vice President of First Albany Corporation, an investment banking firm, from January 1994 to March 1996 with responsibilities related primarily to corporate finance activities. Prior to joining First Albany, Mr. Welles held various positions, most recently as Managing Director, at Advest, Inc., an investment banking firm, from August 1989 to January 1994. Prior to joining Advest, Inc., Mr. Welles practiced securities and corporate law at Cahill Gordon & Reindel in its New York office.

          Walter M. Fiederowicz has been a director of the Company since September 1989 and a director of the Company's principal subsidiary since 1985 and served as Chairman of the Board of Directors from August 1994 until March 1996. From 1979 to December 1988, Mr. Fiederowicz was a partner of the law firm of Cummings & Lockwood and served as counsel to that firm from December 1988 until September 1990. From January 1991 until July 1994, he held various positions, including executive vice president and chairman, and served as a director of Conning Corporation, the parent company of an investment firm. He is also a director of Photronics, Inc., a photomask manufacturer. Mr. Fiederowicz was chairman and director of Covenant Mutual Insurance Company, a property and casualty insurance company ("Covenant") from 1989 until March 1993, and was president and chief executive officer of Covenant from 1989 until December 1992. Covenant was placed in rehabilitation by the Insurance Commissioner of the State of Connecticut in 1993 and subsequently liquidated as a result of losses in connection with insurance claims relating to Hurricane Andrew.

          Frederick P. Masotta, Jr. has been a director of the Company since September 1989 and a director of the Company's principal subsidiary since 1981. For the last five years he has been president of Craftsmen, Inc., a privately-held construction company.

          Constantine S. Macricostas has been a director of the Company since September 1989 and a director of the Company's principal subsidiary since 1987. Since 1974, Mr. Macricostas has served in several positions including as chairman and chief executive officer of Photronics, Inc., a photomask manufacturer. He also serves as a director of Nutmeg Federal Savings and Loan Association and Orbit Semiconductor Inc., a semiconductor manufacturer.


MEETINGS AND COMMITTEES OF THE BOARD

          During the fiscal year ended December 31, 1995 the Board of Directors met eleven times. During 1995, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

          The Board of Directors has no standing nominating committee.

          Audit Committee

          The Audit Committee is responsible for recommending the auditors for the Company and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee consists of Frederick P. Masotta, Jr. and Constantine S. Macricostas. The Audit Committee met once during 1995.

          Compensation Committee

          The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company. The Compensation Committee also administers the Company's 1983 Stock Option Plan and 1994 Long-Term Incentive Plan. The Compensation Committee consists of Robert J. Schock and Frederick P. Masotta, Jr. The Compensation Committee met three times during 1995.

          Executive Committee

          The Executive Committee is authorized to exercise the powers of the Board of Directors during intervals between Board meetings subject to limitations imposed by law or established by the Board and the Company's by-laws. The Executive Committee's approval of any extraordinary transactions is subject to Board ratification. The Executive Committee consists of Robert J. Schock and Walter M. Fiederowicz. The Executive Committee did not meet during 1995.


EXECUTIVE COMPENSATION

          The following tables set forth information with respect to the Chief Executive Officer and all other executive officers whose total salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                    Annual Compensation        Long-Term Compensation

                                            Securities       All Other
   Name and        Year   Salary   Bonus    Underlying    Compensation(2)
   Principal                                Options/SARs
   Position

Robert J. Schock   1995  $150,000  $98,075      ---           $9,942
President, Chief   1994   150,000   18,400      ---            7,947
Executive Officer  1993   142,500   18,600                     7,947

Walter M.          1995   150,000   93,500      ---            1,706
Fiederowicz        1994    75,000    6,400      ---             ---
Chairman of the    1993      ---      ---       ---             ---
Board

Daniel V. Cusack   1995   120,000   56,025      ---            4,763
Senior Vice        1994    93,777   13,800      ---            3,300
President          1993    73,800   12,800      ---            3,300

Joseph W. Cline    1995   105,000   26,000    25,000           1,900
Vice President     1994      ---      ---       ---             ---
Sales and          1993      ---      ---       ---             ---
Marketing

William L. Nutter  1995   100,000   17,000      ---            1,446
Vice President -   1994    86,480   19,300    20,000            ---
Research,          1993    86,480    4,300      ---             ---
Development and
Engineering

(1) Mr. Fiederowicz was elected Chairman of the Board effective August 1994. The salary and bonus amounts for 1994 reflect five months of service as Chairman in that year.

(2) For 1995, includes: the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Schock ($7,947) and Mr. Cusack ($3,300) and the amount of Company matching contributions made on behalf of the named individuals under the Company s 401(k) Plan as follows: Mr. Schock ($1,995), Mr. Fiederowicz ($1,706), Mr. Cusack ($1,463), Mr. Cline
     ($1,900), and Mr. Nutter ($1,446).



                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                           % of Total                            Potential
                            Options/                          Realizable Value
                              SARs                           at Assumed Annual
              Number of    Granted to                         Rates of Stock
              Securities    Employees  Exercise             Price Appreciation
              Underlying       in       or Base   Expira-   for Option Term (2)
             Options/SARs    Fiscal      Price     tion
  Name       Granted (#)      Year      ($/Sh)     Date      5%($)     10%($)
Robert J.
Schock           ---           ---        ---       ---       ---       ---

Walter M.
Fiederowicz      ---           ---        ---       ---       ---       ---

Daniel V.
Cusack           ---           ---        ---       ---       ---       ---

Joseph W.                                         January
Cline         25,000(1)        20%      $13.00    5, 2005  $204,391   $517,966

William L.
Nutter           ---           ---        ---       ---       ---       ---


(1) Options are exercisable as follows: one-third (1/3) after six months, one-third (1/3) after two years and one-third (1/3) after three years.

(2) The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the rules of the SEC and therefore are not intended to forecast future appreciation, if any, of the Company's stock price.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                             Value of
                                                           Unexercised
                                           Number of       in-the-Money
                    Shares                Unexercised       Options at
                   Acquired              Options at      Fiscal Year End
                      on      Value     Fiscal Year End       (1)
                   Exercise  Realized   Exercisable/       Exercisable/
Name                 (#)       ($)      Unexercisable     Unexercisable

Robert J. Schock     ---       ---           ---               ---

Walter M.
Fiederowicz          ---       ---           ---               ---
Daniel V. Cusack     ---       ---           ---               ---
Joseph W. Cline      ---       ---      8,333/16,667    $62,498/$125,003
                                                            $335,000/
William L. Nutter    ---       ---      20,000/10,000       $160,000


(1) In accordance with SEC rules, this valuation represents the difference between $20 1/2, the closing price of the Company's common stock on December 31, 1995, as reported by the American Stock Exchange, and the exercise price of these options. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.


          Directors' Compensation

          During 1995, the directors received compensation at a rate of $800 for each Board meeting attended. During 1995, the Company made no other payments to directors with respect to participation on Board committees or with respect to special assignments.

          401(k) Plan

          Effective in January 1995, the Board adopted a 401(k) Plan for the Company's employees in which executive officers are permitted to participate subject to any legal limitations on the amounts that may be contributed. Subject to such limitations, the Company makes a matching contribution in cash equal to 25% of the employee's contribution up to a maximum of 6% of salary.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation Committee of the Board of Directors during fiscal 1995 were Robert J. Schock, President and Chief Executive Officer of the Company, and Frederick P. Masotta, Jr.

          During 1995, Mr. Fiederowicz served as a member of the compensation committee of Photronics, Inc., whose chairman and chief executive officer is Constantine S. Macricostas, a director of the Company.

          Mr. Schock, Mr. Macricostas and Mr. Masotta are limited partners of Cee Associates Limited Partnership, a limited partnership which leases a plant and office facility to the Company's principal subsidiary. The limited partners have a 99% interest in the partnership. The Company's principal subsidiary paid aggregate rent to the partnership for the fiscal year ended December 31, 1995 in the amount of $139,000.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee's philosophy is that executive compensation must be competitive with other comparable employers doing business in the telecommunications industry and within geographic proximity of its facilities in order to ensure that qualified employees can be attracted and retained. Similarly, the Committee believes that the Company's compensation practices should provide incentives and rewards for achieving or exceeding the Company's goals and objectives and for creating a return to its stockholders.

          The Committee uses several components to achieve these goals, including: base salary, bonuses and stock option grants. The Company also adopted a 401(k) Plan in 1995 for all employees, including executive officers. The Committee evaluates and establishes base salary levels in light of individual performance and responsibilities, economic conditions, comparisons with other similarly situated companies, in order to encourage continuous service to the Company. The salary of Robert J. Schock, Chief Executive Officer, was determined based upon this analysis. For other executive officers, the Company's Chief Executive Officer recommends salary levels to the Committee, and the Committee normally implements these recommendations. Bonuses, if any, are dependent upon the Company's achievement of its financial and other goals during the relevant period. The Company's net income and earnings per share for 1995 increased to record levels and the Company made significant progress toward diversifying its revenue base and product and service offerings. Based on these achievements, the Committee authorized the payment of bonuses to certain executive officers for 1995. Mr. Schock's bonus for 1995 was based upon his successful leadership in managing the Company toward the accomplishment of the financial and other results achieved in 1995.

          During 1995, the Compensation Committee granted a total of 43,000 stock options to two executive officers who joined the Company in 1995. No other stock options were granted to executive officers of the Company. The Committee reached the conclusion that the grants described above were the only grants required to maintain a sufficient level of incentive compensation for the Company's executive officers.

          Robert J. Schock
          Frederick P. Masotta, Jr.


FIVE YEAR STOCKHOLDER RETURN COMPARISON

          The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Standard & Poor's 500 stock index and the Investors' Business Daily "Telecommunications Equip" Index, for a five year period ended December 31, 1995. The comparison assumes the investment of $100 on January 1, 1991 in each index and that dividends were reinvested when paid.


                               [PERFORMANCE GRAPH]


*Assumes $100 invested on January 1, 1991 in the Company's common stock, Investor's Business Daily "Telecommunications-Equipment" Index and Standard & Poor's Total Return Index.

Source: The following information was derived from the American Stock Exchange, Investor's Business Daily, and the Standard & Poor's Total Return Index.


                01/01/91  12/31/91  12/31/92  12/31/93    12/31/94   12/31/95

 Colonial Data  $100.00   $100.00    $140.00   $680.00    $2,420.00  $3,280.00
 Technologies
 Corp.

 Telecommuni-    100.00    147.72     192.16    324.25       378.35     671.87
 cations
 Equipment
 Index

 Standard &      100.00    130.47     138.09    148.17       149.49     187.07
 Poor's Total
 Return Index


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company maintains its principal administrative, development and support facility at a building located in New Milford, Connecticut which consists of approximately 63,000 square feet. The Company leases this facility under a lease dated as of September 1, 1994 that expires in August 2004. The rent is $2.20 per square foot per year plus taxes, operating expenses and insurance. The Company's lease includes an option to purchase the building at fair market value as defined in the lease at any time from July 1, 1999 until the expiration of the lease.

          The facility is owned by Cee Associates Limited Partnership, a partnership in which Robert J. Schock, Chief Executive Officer of the Company, and Constantine S. Macricostas and Frederick P. Masotta, Jr., directors of the Company, are limited partners and the Company is the sole general partner. The limited partners have a 99% interest in the partnership. Rent paid by the Company to the partnership for the year ended December 31, 1995, was $139,000. The Company believes that the lease terms have been and are no less favorable than those available from a disinterested third party.

                                  OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

STOCKHOLDER PROPOSALS

          Any stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders is advised that, in order for such proposal to be considered for inclusion in the Board of Directors' proxy material for such meeting, the proposal must be received by the Company no later than November 8, 1996 and must meet certain eligibility requirements of the Securities and Exchange Commission. Such proposals may be mailed to Colonial Data Technologies Corp., the attention of the Secretary, 80 Pickett District Road, New Milford, Connecticut 06776.

SOLICITATION OF PROXIES AND COST THEREOF

          The solicitation of the proxies is made by the Company. The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, directors, officers and other employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or other means of communication. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

          STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS), BY WRITING TO SECRETARY, COLONIAL DATA TECHNOLOGIES CORP., 80 PICKETT DISTRICT ROAD, NEW MILFORD, CONNECTICUT 06776.

                         By Order of the Board of Directors


                         /s/ John N. Giamalis
                         John N. Giamalis
                         Secretary

March 14, 1996